EXHIBIT 99.1
April 11, 2008

IMMEDIATE RELEASE
Contact:  Thomas G. Bevivino
410.260.2000

Severn Bancorp, Inc. Announces First Quarter Earnings

Severn Bancorp, Inc. (Nasdaq – SVBI) the parent company of Severn Savings Bank, FSB and Hyatt Commercial, today announced earnings for the first quarter ended March 31, 2008.
    Net income for the first quarter was $2.1 million (unaudited), or $.21 per share, compared to $3.5 million (unaudited), or $.35 per share for the first quarter of 2007.
    "We continue to face the challenges of interest rate compression and higher delinquencies that are facing many financial institutions in our market and across the country”, said Alan J. Hyatt, President and Chief Executive Officer.  “The local and national economy continues to weaken as a result of the slowdown in the housing market.  Many larger national financial institutions have been challenged by problems relating to sub-prime lending and the decline in real estate values.  Fortunately, we do not have any sub-prime loan exposure. However, we have financed residential and construction mortgages, which have been affected by the increase in loan foreclosures, slower loan demand, and an increase in delinquencies. On a positive note, deposits have increased from December 31, 2007 as we continue to offer very attractive rates, and an expanded deposit program.  We plan to continue our conservative approach to this challenging market by maintaining a well capitalized organization, sufficiently reserving for loan delinquencies and offering highly competitive interest rates on our deposit products."
With approximately $960 million in assets, Severn Savings Bank, FSB is a full service community bank offering a wide range of personal and commercial deposit products, as well as residential and commercial mortgage lending in Anne Arundel County and, to a lesser extent, in other parts of Maryland, Delaware and Virginia.  The Bank has four branch locations, at 200 Westgate Circle and 1917 West Street in Annapolis, 413 Crain Highway in Glen Burnie and 3083 Solomon’s Island Road in Edgewater.  Severn’s website is www.severnbank.com.
For additional information or questions, please contact Thomas G. Bevivino, or S. Scott Kirkley, Executive Vice Presidents, Severn Bancorp, Inc., 200 Westgate Circle, Suite 200, Annapolis, Maryland 21401, 410.260.2000, e-mail: tbevivino@severnbank.com or skirkley@severnbank.com.